Pricing Term Sheet
Filed Pursuant to Rule 433(d)
Registration No. 333-260807
January 9, 2023

Issuer:	WEC Energy Group, Inc.
Trade Date:	January 9, 2023
Expected Settlement Date:	T+2, January 11, 2023
Expected Ratings* (Moody’s/S&P/Fitch):	Baa1 (stable) / BBB+ (stable) / BBB+ (stable)
Joint Book-Running Managers:	Barclays Capital Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Wells Fargo Securities, LLC
Co-Managers:	Goldman Sachs & Co. LLC Samuel A. Ramirez & Company, Inc.
Terms Applicable to 4.75% Senior Notes due January 9, 2026 (the “2026 Notes”)
Principal Amount:	$650,000,000
Maturity:	January 9, 2026
Coupon:	4.75%
Initial Price to Public:	99.884% per Senior Note
Yield to Maturity:	4.792%
Spread to Benchmark Treasury:	+85 basis points
Benchmark Treasury:	UST 4.000% due December 15, 2025
Benchmark Treasury Yield:	3.942%
Interest Payment Dates:	January 9 and July 9, commencing July 9, 2023
Optional Redemption:	Prior to December 9, 2025 (the date that is one (1) month prior to the maturity date, which is referred to herein as the “2026 Par Call Date”), the 2026 Notes will be redeemable, at the option of the Issuer, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2026 Notes matured on the 2026 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, as defined in the preliminary prospectus supplement of the Issuer dated the date hereof, plus 15 basis points less (b) interest accrued to, but not including, the date of redemption; and (2) 100% of the principal amount of the 2026 Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date. On or after the 2026 Par Call Date, the Issuer may redeem the 2026 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2026 Notes being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

CUSIP / ISIN:	92939UAK2 / US92939UAK25
Terms Applicable to 4.75% Senior Notes due January 15, 2028 (the “2028 Notes”)
Principal Amount:	$450,000,000
Maturity:	January 15, 2028
Coupon:	4.75%
Initial Price to Public:	99.867% per Senior Note
Yield to Maturity:	4.780%
Spread to Benchmark Treasury:	+112.5 basis points
Benchmark Treasury:	UST 3.875% due December 31, 2027
Benchmark Treasury Yield:	3.655%
Interest Payment Dates:	January 15 and July 15, commencing July 15, 2023
Optional Redemption:	Prior to December 15, 2027 (the date that is one (1) month prior to the maturity date, which is referred to herein as the “2028 Par Call Date”), the 2028 Notes will be redeemable, at the option of the Issuer, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2028 Notes matured on the 2028 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, as defined in the preliminary prospectus supplement of the Issuer dated the date hereof, plus 20 basis points less (b) interest accrued to, but not including, the date of redemption; and (2) 100% of the principal amount of the 2028 Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date. On or after the 2028 Par Call Date, the Issuer may redeem the 2028 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2028 Notes being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.
CUSIP / ISIN:	92939UAL0 / US92939UAL08

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Barclays Capital Inc. toll-free at (888) 603-5847, J.P. Morgan Securities LLC collect at (212) 834-4533, Morgan Stanley & Co. LLC toll-free at (866) 718-1649 or Wells Fargo Securities, LLC toll-free at (800) 645-3751.